Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Financial Stuart F. Bradt Controller 651-734-4717 sfbradt@bremer.com Corporate Communications Director Teresa M. Morrow 651-312-3570 tmmorrow@bremer.com

BREMER REPORTS THIRD QUARTER 2005 EARNINGS

    St. Paul, Minn. (October 25, 2005) — Bremer Financial Corporation reported net income of $18.3 million for the three months ended September 30, 2005, an increase of 11.8% from the $16.4 million earned for the same three-month period in 2004. On a year-to-date basis through September 30, 2005, net income was $51.3 million compared to $45.7 million earned in the first nine months of 2004, representing an increase of 12.1%. Return on average equity for the third quarter of 2005 was 13.70% compared to 13.45% in the third quarter of 2004, while return on average assets increased to 1.13% in the third quarter of 2005 compared to 1.11% in the third quarter of 2004.

Net interest income for the third quarter of 2005 was $57.1 million, an increase of $6.6 million or 13.1% from the $50.5 million reported for the same period a year ago, as our net interest margin increased to 3.90% from 3.76% and our average loans and leases increased $478.3 million or 11.1% when comparing the same two quarters. On a year-to-date basis, net interest income increased $21.9 million or 15.3% to $165.6 million from $143.7 million in the first nine months of 2004, while our net interest margin increased to 3.89% from 3.70% during the same period.

“It is extremely gratifying to report such strong results, which reflect the incredible efforts of our 1,800 employees,” said CEO Stan Dardis. “Day in and day out, our employees are focused on taking action and

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Bremer Reports Third Quarter 2005 Earnings

offering advice to help their clients achieve their financial dreams. At the same time, our employees are contributing their time and talents to the communities in which we do business. Combine this with the investments made by the Otto Bremer Foundation, and you have an extremely strong commitment to our communities.”

The increase in our net interest margin from the third quarter of 2004 to the third quarter of 2005 is primarily the result of increases in short-term interest rates, which began rising in June 2004. The average yield on our earning assets increased 91 basis points, from 5.38% to 6.29%, when comparing the third quarter of 2005 with the third quarter of 2004. Due to the competitiveness of both lending and deposit markets, we do not expect further increases in short-term interest rates to result in improvements to our net interest margin.

Noninterest income increased $4.4 million or 22.8% to $23.7 million in the third quarter of 2005 from $19.3 million for the third quarter of 2004. This is largely the result of a $3.2 million gain on sale of loans related to the September transfer of $229.9 million of home equity loans to a special interest trust in connection with a securitization transaction. On a year-to-date basis, noninterest income increased $2.9 million, or 4.9%, to $61.9 million in 2005 from $59.0 million in 2004. We recorded no investment securities gains during the first nine months of 2005, compared to $2.1 million recorded in the first nine months of 2004.

Noninterest expense increased $4.2 million, or 9.9%, to $47.0 million in the third quarter of 2005 from $42.8 million in the third quarter of 2004. Increases in personnel costs accounted for approximately 79.1% of the increase in noninterest expenses when comparing the two periods. Exclusive of personnel costs, total noninterest expense increased $884.0 thousand or 5.1% when comparing the same two periods. On a year-to-date basis, noninterest expense increased $10.1 million, or 7.9%, to $137.5 million in 2005 from $127.4 million in 2004.

Nonperforming assets at September 30, 2005 were $14.5 million compared to $11.4 million at December 31, 2004 and $16.4 million at September 30, 2004. Correspondingly, the ratio of nonperforming assets to total loans, leases and other real estate owned (OREO) increased to 0.31% at September 30, 2005 from 0.25% at December 31, 2004 and decreased from 0.37% at September 30, 2004.

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Bremer Reports Third Quarter 2005 Earnings

Net charge-offs in the third quarter of 2005 were $12.2 million compared to $0.7 million in the third quarter of 2004. We recorded a provision for loan losses of $5.1 million in the third quarter of 2005 compared to $2.5 million in the second quarter of 2005 and $1.7 million in the third quarter of 2004. The increases in both charge-offs and the provision for loan losses were primarily attributable to the charge-off of a $10.2 million aircraft lease to a major U.S. airline which filed for bankruptcy during the third quarter. Our ratio of reserve for loan losses to total loans and leases was 1.20% at September 30, 2005, 1.28% at December 31, 2004 and 1.41% at September 30, 2004.

Bremer Financial Corporation is a privately-held, $6.3 billion regional financial services company jointly owned by its employees and the Otto Bremer Foundation. Founded in 1943 by Otto Bremer, the company is headquartered in St. Paul, Minnesota and provides a comprehensive range of banking, investment, trust and insurance services to over 100 locations in Minnesota, North Dakota and Wisconsin. Company profits are distributed in the form of charitable grants by the Otto Bremer Foundation to communities served by Bremer.

Except for historical information contained herein, the statements made in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risk and uncertainties, including statements regarding the intent, belief or current expectations of Bremer Financial Corporation and its management as to Bremer’s strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including our competitive environment, economic and other conditions in the markets in which we operate, governmental regulation, including policies and enactments of the Federal Reserve Board, and other risks set forth in Exhibit 99.1 to Bremer’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, which is incorporated herein by reference.

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Bremer Reports Third Quarter 2005 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts)

	Three months ended September 30,			Nine months ended September 30,
	2005	2004	Change	2005	2004	Change
Operating Results:
Total interest income	$93,597	$73,038	28.15%	$261,419	$208,864	25.16%
Total interest expense	36,471	22,541	61.80	95,802	65,175	46.99

Net interest income	57,126	50,497	13.13	165,617	143,689	15.26
Provision for loan losses	5,127	1,713	199.30	10,836	5,599	93.53

Net interest income after provision for loan losses	51,999	48,784	6.59	154,781	138,090	12.09
Noninterest income	23,651	19,262	22.79	61,879	58,990	4.90
Noninterest expense	47,038	42,809	9.88	137,462	127,393	7.90

Income before income tax expense	28,612	25,237	13.37	79,198	69,687	13.65
Income tax expense	10,281	8,836	16.35	27,903	23,942	16.54

Net income	$18,331	$16,401	11.77%	$51,295	$45,745	12.13%

Net income per share - basic and diluted	$1.53	$1.36	11.77%	$4.27	$3.81	12.13%
Dividends paid per share	0.50	0.50	-	1.50	1.40	7.14
Tax equivalent net interest income	$59,553	$52,685	13.04%	$172,515	$150,017	15.00%
Net charge-offs	12,162	656	NM )	12,368	2,160	NM
Selected Financial Ratios:
Return on average assets	1.13%	1.11%	0.02	1.09%	1.06%	0.03
Return on average equity (1)	13.70	13.45	0.25	13.18	12.71	0.47
Average equity to average assets (1)	8.25	8.21	0.04	8.27	8.34	(0.07)
Net interest margin (2)	3.90	3.76	0.14	3.89	3.70	0.19
Operating efficiency ratio (3)	56.53	59.50	(2.97)	58.65	60.95	(2.30)
Net charge-offs to average loans and leases	1.00	0.06	0.94	0.35	0.07	0.28

	September 30 2005	September 30 2004		December 31 2004	Change
Balance Sheet Data:
Total assets	$6,336,699	$5,963,700	6.25%	$6,141,519	3.18%
Securities (4)	1,248,775	1,186,426	5.26	1,193,446	4.64
Loans and leases (5)	4,639,871	4,430,092	4.74	4,541,993	2.15
Total deposits	4,579,857	4,098,124	11.75	4,210,096	8.78
Short-term borrowings	816,137	893,900	(8.70)	988,457	(17.43)
Long-term debt	337,237	426,921	(21.01)	380,700	(11.42)
Redeemable class A common stock	42,852	39,540	8.38	40,335	6.24
Shareholders' equity	429,802	454,706	8.38	463,856	6.24
Per share book value of common stock	44.64	41.19	8.38	42.02	6.24

Asset Quality:
Reserve for loan losses	$55,633	$62,345	(10.77)%	$57,965	(4.02)%
Nonperforming assets	14,545	16,445	(11.55)	11,372	27.90
Nonperforming assets to total loans, leases
and OREO	0.31%	0.37%	(0.06)	0.25%	0.06
Reserve for loan losses to total loans and leases	1.20	1.41	(0.21)	1.28	(0.08)

(1) (2) (3) (4) (5)	Calculation includes shareholders' equity and redeemable class A common stock.
Tax-equivalent basis (TEB).
Noninterest expense as a percentage of tax-equivalent net interest income and noninterest income.
Includes securities held-to-maturity and securities available-for-sale.
Net of unearned discount and includes nonaccrual loans and leases.

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Bremer Reports Third Quarter 2005 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY BALANCE SHEET AND INCOME STATEMENT
(dollars in thousands)

	Three months ended September 30,				Nine months ended September 30,
	2005		2004		2005		2004
	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)
Summary Average Balance Sheet:
Total loans and leases (2)	$4,802,406	6.89%	$4,324,079	5.83%	$4,699,530	6.58%	$4,134,219	5.78%
Total securities (3)	1,235,185	3.99	1,221,600	3.84	1,217,456	4.02	1,269,699	3.80
Total other earning assets	22,139	2.96	21,778	1.18	19.336	2.47	17,048	1.28

Total interest earning assets (4)	$6,059,730	6.29%	$5,567,457	5.38%	$5,936,322	6.04%	$5,420,966	5.30%
Total noninterest earning assets	371,807		336,200		357,877		346,638

Total assets	$6,431,537		$5,903,657		$6,294,199		$5,767,604

Noninterest bearing deposits	$817,532		$762,582		$785,467		$725,259
Interest bearing deposits	3,691,775	2.50%	3,324,248	1.53%	3,588,130	2.22%	3,307,185	1.51%
Short-term borrowings	972,807	3.15	860,356	1.40	976,195	2.67	769,625	1.26
Long-term debt	357,538	6.09	426,262	6.25	365,919	6.07	440,326	6.23

Total interest bearing liabilities	$5,022,120	2.88%	$4,610,866	1.94%	$4,930,244	2.60%	$4,517,136	1.93%
Other noninterest bearing liabilities	61,016		45,115		58,015		44,223
Minority interest	150		150		150		150
Redeemable class A common stock	42,458		38,795		41,626		38,467
Shareholders' equity	488,261		446,149		478,697		442,369

Total liabilities and equity	$6,431,537		$5,903,657		$6,294,199		$5,767,604

	Three months ended September 30,				Nine months ended September 30,
	2005	2004	$ Change	% Change	2005	2004	$ Change	% Change
Summary Income Statement:
Total interest income	$93,597	$73,038	$20,559	28.15%	$261,419	$208,864	$52,555	25.16%
Total interest expense	36,471	22,541	13,930	61.80	95,802	65,175	30,627	46.99

Net interest income	57,126	50,497	6,629	13.13	165,617	143,689	21,928	15.26
Provision for loan losses	5,127	1,713	3,414	199.30	10,836	5,599	5,237	93.53

Net interest income after provision for loan losses	51,999	48,784	3,215	6.59	154,781	138,090	16,691	12.09
Service charges	8,261	8,301	(40)	(0.48)	23,238	23,396	(158)	(0.68)
Insurance	2,464	2,401	63	2.62	7,910	7,316	594	8.12
Trust	2,917	2,684	233	8.68	8,646	8,048	598	7.43
Brokerage	1,557	1,458	99	6.79	5,001	4,774	227	4.75
Gain on sale of loans	6,685	2,352	4,333	184.23	12,014	7,779	4,235	54.44
Gain on sale of securities	-	4	(4)	(100.00)	-	2,072	(2,072)	(100.00)
Other	1,767	2,062	(295)	(14.31)	5,070	5,605	(535)	(9.55)

Total noninterest income	21,651	19,262	4,389	22.79	61,879	58,990	2,889	4.90
Salaries and wages	22,880	20,110	2,770	13.77	65,288	60,105	5,183	8.62
Employee benefits	6,041	5,466	575	10.52	18,958	16,610	2,348	14.14
Occupancy	3,070	2,902	168	5.79	9,382	8,963	419	4.67
Furniture and equipment	2,936	2,606	330	12.66	8,733	7,760	973	12.54
Data processing fees	2,897	2,830	67	2.37	8,473	8,173	300	3.67
FDIC premiums and examination fees	484	516	(32)	(6.20)	1,435	1,436	(1)	(0.07)
Amortization of intangibles	651	685	(34)	(4.96)	1,951	2,054	(103)	(5.01)
Other	8,079	7,694	385	5.00	23,242	22,292	950	4.26

Total noninterest expense	47,038	42,809	4,229	9.88	137,462	127,393	10,069	7.90

Income before income tax expense	28,612	25,237	3,375	13.37	79,198	69,687	9,511	13.65
Income tax expense	10,281	8,836	1,445	16.35	27,903	23,942	3,961	16.54

Net income	$18,331	$16,401	$1,930	11.77%	$51,295	$45,745	$5,550	12.13%

(1) (2) (3) (4)	Calculation is based on interest income including $2,427 and $2,188 for the three months ended September 30, 2005 and September 30, 2004 and $6,898 and $6,328 for the nine months ended September 30, 2005 and September 30, 2004 to adjust to a fully taxable basis using the federal statutory rate of 35%.
Net of unearned discount and includes nonaccrual loans and leases.
Excluding net unrealized gain (loss) on securities available-for-sale.
Before deducting the reserve for loan losses.